Exhibit 99.1

Flux Power Reports Fiscal Year 2025 Third Quarter Financial Results

Q3 Revenue up 16% to $16.7 Million on Continued Demand Across Innovative Product Portfolio

New SkyEMS Platform and Software Strategy to Create Complete Solution and Build Recurring Revenue Stream

Vista, CA — May 8, 2025 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a leading developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, has reported its financial and operational results for the third fiscal quarter ended March 31, 2025.

Key Financial and Operational Highlights and Business Updates

($ millions)	Q3 Comparison
	Q3 2025	Q3 2024	$ Change YoY	% Change YoY
Revenue	$16.7	$14.5	$2.3	16%
Gross Profit	$5.3	$4.0	$1.3	31%
Gross Margin	32%	28%	-	374BPS
Adjusted EBITDA	$(1.1)	$(1.7)	$0.6	36%

Key Q3 2025 & Subsequent Operational Highlights

●	Awarded a patent for its Intelligent Battery Cycle Life Maximization Algorithm, a proprietary AI-based algorithm, signaling a strategic shift toward building smart, connected, and autonomous energy ecosystems.

●	New SkyEMS software platform to empower end-to-end battery life management and recurring revenue stream, with development of machine learning and AI features for product support of large fleets.

●	Launched new G-Series G96-G2 High Voltage lithium-ion energy solution bringing higher voltage to meet the airline industry’s most demanding ground support equipment (“GSE”) applications.

●	Received first purchase order for the planned delivery of battery packs that will be employed by one of the largest suppliers of medical equipment and supplies in the U.S. for powering its material handling equipment and commences the customer’s conversion to Lithium-ion energy solutions.

●	Major orders from leading airlines with six new airline customers purchase orders totaling over $6 million in the last calendar year with more orders expected this year, and approximately $20 million in total GSE orders.

●	As part of a long-term succession plan, Krishna Vanka replaced Ron Dutt, whose retirement was previously announced, as CEO. Mr. Vanka most recently held the position as CEO of Fluence Digital, a division of Fluence Energy, a global market leader in energy storage. At Fluence Digital, he was responsible for scalable growth, full P&L, general management, strategic leadership, and operational excellence of the company’s recurring revenue businesses, including all its BESS (battery energy storage solutions) and professional services.

●	Kelly Frey appointed Chief Revenue Officer, bringing over 20 years of notable experience as a sales and marketing leader, including strategic roles at organizations ranging from startups to Fortune 100 companies.

CEO Commentary

“The third quarter of fiscal 2025 was underscored by revenue and margin momentum as we expanded products and software to support the new orders reflecting an industry wide shift to lithium-ion solutions,” said Krishna Vanka, Flux Power’s CEO. “Increasing demand in material handling and ground support markets drove unit growth of 10% and 25% respectively during the quarter. At a longer time horizon, over the last calendar year, six new large North American airlines have placed purchase orders totaling over $6 million with more orders expected this year, and approximately $20 million in total GSE orders. Further fueled by an open order backlog of $16.9 million as of March 31, 2025, we are well positioned to benefit from the transition to a cleaner, more efficient lithium-ion powered solutions.

“As the shift toward electrification across a range of industrial and commercial sectors continues, we are ideally positioned with higher performance lithium-ion battery packs and software solutions to meet customer needs and fuel our growth. We are shaping the future of intelligent energy solutions, where every battery functions as part of a connected, self-optimizing network. This evolution allows us to deliver software-driven value that is going to extend beyond the traditional energy storage today, unlocking operational insights, predictive maintenance, and long-term efficiencies for our customers.

“We have a growing product portfolio for multiple customer segments and adjacent markets. We recently launched the new G-Series G96 High Voltage lithium-ion energy solution for the GSE industry. The higher voltage and higher capacity solution is a game-changer for essential airline ground support equipment such as tractors that require more power for heavier equipment. The G-Series G96 provides extended running time and power for the most demanding GSE applications without compromising on efficiency or sustainability. We continue to meet the evolving demands of our customers with new and innovative solutions, as well as enhancing our current products and capabilities, that are filling market gaps and opening new opportunities that offer true value creation to our fleet customers.

“We continue to develop and expand our SkyEMS AI platform to support the full life cycle of an intelligent battery, and we are currently in pilot with select customers. With the data collected through the platform, we utilize AI and machine learning to support fleet and infrastructure planning, operation, optimization, maintenance and to provide recycling and second life options. These innovations with our SkyEMS software will play a central role for us to achieve this vision, and we are planning to have every battery we ship to be cloud connected.

“Most recently, we were awarded a patent for our Intelligent Battery Cycle Life Maximization, a proprietary AI-based algorithm, accelerating our evolution from a battery manufacturer to a technology-driven energy solutions provider. The Intelligent Battery Cycle Life Maximization Algorithm leverages machine learning to monitor and adjust battery behavior in real time. By dynamically optimizing the maximum charge value of each battery pack based on field usage, the system ensures longer cycle life and improved operational efficiency, moving beyond conventional battery management.

“Taken together, we are building a complete solution for our customers, who want more than hardware. They want insight, control, and adaptability. We believe our software will create a significant recurring revenue stream. Combined with strong orders for our battery products, we are well positioned to achieve sustainable positive cash flow this calendar year. We look forward to providing further updates on our full software strategy in the months to come,” Vanka concluded.

Quarterly Orders and Shipments:

The backlog status is a point in time measure but in total reflects the underlying pacing of orders:

Fiscal Quarter Ended	Beginning Backlog	New Orders	Shipments	Ending Backlog
December 31, 2023	$21,708,000	$26,552,000	$18,203,000	$30,057,000
March 31, 2024	$30,057,000	$4,030,000	$14,457,000	$19,630,000
June 30, 2024	$19,630,000	$11,614,000	$13,377,000	$17,867,000
September 30, 2024	$17,867,000	$19,451,000	$16,125,000	$21,193,000
December 31, 2024	$21,193,000	$13,116,000	$16,830,000	$17,479,000
March 31, 2025	$17,479,000	$16,158,000	$16,742,000	$16,895,000

As of April 30, 2025, order backlog was approximately $15.1 million.

Q3’25 Financial Results

Revenue for the third fiscal quarter of 2025 increased 16% to $16.7 million compared to $14.5 million in the third fiscal quarter of 2024, due to higher demand in both material handling and ground support markets, with unit growth of 10% and 25%, respectively.

Gross Profit for the third fiscal quarter of 2025 increased 31% to $5.3 million compared to a gross profit of $4.0 million in the third fiscal quarter of 2024. Gross margin increased to 32% in the third fiscal quarter of 2025 as compared to 28.0% in the third fiscal quarter of 2024. Gross profit margin increased by 374 basis points as a result a decrease in warranty-related expenses, partially offset by the slightly higher material costs.

Selling & Administrative expenses increased to $5.7 million in the third fiscal quarter of 2025 as compared to $5.3 million in third fiscal quarter of 2024, primarily attributable to professional fees of approximately $0.5 million associated with the multi-year restatement of previously filed financial statements , partially offset by lower severance costs and stock-based compensation.

Research & Development expenses decreased to $1.1 million in the third fiscal quarter of 2025 compared to $1.3 million in the third fiscal quarter of 2024, mainly driven by lower salaries and severance costs.

Adjusted EBITDA was a loss of $1.1 million in the third fiscal quarter of 2025 as compared to a loss of $1.7 million in the third fiscal quarter of 2024.

Net Loss for the third fiscal quarter of 2025 was $1.9 million, compared to a loss of $3.0 million in the third fiscal quarter of 2024, primarily attributable to the increase in gross profit, partially offset by the increase in selling and administrative expenses related to costs associated with the multi-year restatement of previously filed financial statements.

Cash was $0.5 million on March 31, 2025, as compared to $0.6 million at June 30, 2024, reflecting changes in working capital management. Available working capital includes: our line of credit as of March 31, 2025, under our $16.0 million credit facility from Gibraltar Business Capital (“Gibraltar”), with a remaining available balance of $5.0 million subject to borrowing base limitations and satisfaction of certain financial covenants; and $1.0 million available under the subordinated line of credit with Cleveland Capital. Our credit line with Gibraltar, subject to eligible accounts receivables and inventory borrowing base, provides for expansion up to $20 million.

Kevin Royal, Chief Financial Officer of Flux Power, commented, “Our third quarter financials were highlighted by robust orders and backlog, and revenue and gross margin expansion. With strategic supply chain and profitability improvement initiatives, cost reduction, higher volume purchasing, and increasing the price of our products for new orders, we are targeting continued margin improvement. While tariffs are adding uncertainty in the market, with our focus on cost containment and customer engagement, we believe we are well-positioned to navigate these pressures. We are optimistic that growth momentum will continue in 2025, reflecting our investment in expanding our software and battery product offerings and strengthening business fundamentals.”

Third Quarter Fiscal Year 2025 Results Conference Call

Flux Power CEO Krishna Vanka, CFO Kevin Royal and Flux Power VP of Operations will host a conference call, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, May 8, 2025
Time:	4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time
Toll-free dial-in number:	1-800-717-1738
International dial-in number:	1-646-307-1865
Conference ID:	1172439

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1715371&tp_key=2be769407a and via the investor relations section of the Company’s website here.

A replay of the webcast will be available after 7:30 p.m. Eastern Time through August 8, 2025.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	1172439

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides additional information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2025	2024	2025	2024
Net loss	$(1,939,000)	$(3,005,000)	$(5,495,000)	$(6,089,000)
Add/Subtract:
Interest, net	362,000	433,000	1,227,000	1,285,000
Income tax provision	-	-	-	-
Depreciation and amortization	248,000	264,000	750,000	787,000
EBITDA	(1,329,000)	(2,308,000)	(3,518,000)	(4,017,000)
Add/Subtract:
Stock-based compensation	206,000	563,000	831,000	1,233,000
Adjusted EBITDA	$(1,123,000)	$(1,745,000)	$(2,687,000)	$(2,784,000)

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Accordingly, statements are not guarantees of future results. Some of the important factors that could cause Flux Power’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: risks and uncertainties related to Flux Power’s business, results and financial condition; plans and expectations with respect to access to capital and outstanding indebtedness; Flux Power’s ability to comply with the terms of the existing credit facilities to obtain the necessary capital from such credit facilities; Flux Power’s ability to raise capital; Flux Power’s ability to continue as a going concern. The development and success of new products, projected sales, cancellation of purchase orders, deferral of shipments, Flux Power’s ability to improve its gross margins, or achieve breakeven cash flow or profitability, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and changes in pricing. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Follow us at:

Blog: Flux Power Blog

News: Flux Power News

Twitter: @Flux__Power

LinkedIn: Flux Power

Contacts

Media & Investor Relations:

media@fluxpower.com

info@fluxpower.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

FLUX@mzgroup.us

www.mzgroup.us

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2025	2024
ASSETS

Current assets:
Cash	$505,000	$643,000
Accounts receivable, net of allowance for credit losses	9,847,000	9,773,000
Inventories, net	16,433,000	16,977,000
Other current assets	562,000	945,000
Total current assets	27,347,000	28,338,000

Right of use assets, net	1,487,000	2,096,000
Property, plant and equipment, net	1,613,000	1,749,000
Other assets	119,000	118,000

Total assets	$30,566,000	$32,301,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$14,744,000	$11,395,000
Accrued expenses	5,685,000	3,926,000
Line of credit	11,004,000	13,834,000
Subordinated debt	1,000,000	–
Deferred revenue	609,000	485,000
Customer deposits	38,000	18,000
Finance leases payable, current portion	109,000	156,000
Office leases payable, current portion	808,000	734,000
Accrued interest	194,000	126,000
Total current liabilities	34,191,000	30,674,000

Long term liabilities:
Finance leases payable, less current portion	43,000	112,000
Office leases payable, less current portion	704,000	1,321,000

Total liabilities	34,938,000	32,107,000

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	–	–
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,767,470 and 16,682,465 shares issued and outstanding at March 31, 2025 and June 30, 2024, respectively	17,000	17,000
Additional paid-in capital	100,818,000	99,889,000
Accumulated deficit	(105,207,000)	(99,712,000)
Total stockholders’ equity (deficit)	(4,372,000)	194,000
Total liabilities and stockholders’ equity (deficit)	$30,566,000	$32,301,000

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2025	2024	2025	2024
Revenues	$16,742,000	$14,457,000	$49,697,000	$47,447,000
Cost of sales	11,455,000	10,432,000	33,729,000	33,806,000

Gross profit	5,287,000	4,025,000	15,968,000	13,641,000

Operating expenses:
Selling and administrative	5,717,000	5,311,000	16,817,000	14,629,000
Research and development	1,147,000	1,286,000	3,419,000	3,816,000
Total operating expenses	6,864,000	6,597,000	20,236,000	18,445,000

Operating loss	(1,577,000)	(2,572,000)	(4,268,000)	(4,804,000)

Interest income (expense), net	(362,000)	(433,000)	(1,227,000)	(1,285,000)

Net loss	$(1,939,000)	$(3,005,000)	$(5,495,000)	$(6,089,000)

Net loss per share - basic and diluted	$(0.12)	$(0.18)	$(0.33)	$(0.37)

Weighted average number of common shares outstanding - basic and diluted	16,684,320	16,538,998	16,683,074	16,510,046

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(5,495,000)	$(6,089,000)
Adjustments to reconcile net loss to net cash provided by (used in) used in operating activities:
Depreciation	750,000	787,000
Stock-based compensation	831,000	1,233,000
Amortization of debt issuance costs	123,000	161,000
Non-cash lease expense	493,000	448,000
Inventory write downs	592,000	358,000
Changes in operating assets and liabilities:
Accounts receivable	(196,000)	(1,668,000)
Inventories	(48,000)	(1,562,000)
Other assets	259,000	11,000
Accounts payable	3,471,000	1,522,000
Accrued expenses	1,759,000	719,000
Accrued interest	68,000	134,000
Office leases payable	(543,000)	(476,000)
Deferred revenue	124,000	212,000
Customer deposits	20,000	(64,000)
Net cash provided by (used in) operating activities	2,208,000	(4,274,000)

Cash flows from investing activities:
Purchases of equipment	(498,000)	(588,000)
Net cash used in investing activities	(498,000)	(588,000)

Cash flows from financing activities:
Proceeds from subordinated debt borrowing	1,000,000	–
Proceeds from stock option exercises and employee stock purchase plan exercises	98,000	110,000
Proceeds from revolving line of credit	46,914,000	52,820,000
Payment of revolving line of credit	(49,744,000)	(49,087,000)
Payment of finance leases	(116,000)	(110,000)
Net cash provided by (used in) financing activities	(1,848,000)	3,733,000

Net change in cash	(138,000)	(1,129,000)
Cash, beginning of period	643,000	2,379,000

Cash, end of period	$505,000	$1,250,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Common stock issued for vested RSUs	$65,000	$222,000
Warrants issued in connection with borrowing agreement, recorded as debt issuance cost	$-	$92,000

Supplemental Cash Flow Information:
Interest paid	$947,000	$1,000,000